SEVENTH AMENDMENT TO CREDIT AGREEMENT

This Seventh Amendment to Credit Agreement (the "Amendment"), dated as of May 2 2019, is among UNITED STATES LIME & MINERALS, INC., a Texas corporation (the "Borrower"), the financial institutions and other lenders listed on the signature pages hereof (such financial institutions and lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as "Lenders"), and WELLS FARGO BANK, N.A., as administrative agent for the Lenders (the "Administrative Agent").

RECITALS:

A. The Borrower, certain of the Lenders and the Administrative Agent entered into that certain Credit Agreement dated as of August 25, 2004, as amended by the First Amendment to Credit Agreement dated as of August 31, 2005, by the Second Amendment to Credit Agreement dated as of October 19, 2005, by the Third Amendment to Credit Agreement dated as of March 31, 2007, by the Fourth Amendment to Credit Agreement dated as of June 1, 2010, by the Fifth Amendment to Credit Agreement dated as of May 7, 2015 and by the Sixth Amendment to Credit Agreement dated as of October 27, 2016 (said Credit Agreement as amended, extended, renewed or restated from time to time, the "Credit Agreement").

B. The Borrower has requested certain amendments to the Credit Agreement, including an extension of the Revolving Maturity Date.
C. The Lenders, the Administrative Agent and the Swing Line Lender hereby agree to amend the Credit Agreement on and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I Definitions

1.1 Definitions.  Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Credit Agreement as amended hereby, and all references to "Sections," "clauses," "Articles," "Exhibits," and "Schedules" are references to the Credit Agreement's sections, clauses, articles, exhibits and schedules.

ARTICLE II Amendments to Credit Agreement
2.1 Amendments to Section 1.01. Section 1.01 of the Credit Agreement is amended as follows:
(a) The definition of "Capital Lease" is hereby amended to add the following proviso to the end of such definition:

provided, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its current treatment under generally accepted accounting principles as of the Closing Date, notwithstanding any modifications or interpretative changes thereto that may occur.  For the avoidance of doubt, any lease that would be characterized as an operating lease in accordance with GAAP on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a Capitalized Lease.

(b) The definition of "Change of Control" is hereby amended to delete the final sentence thereof and to replace it to read as follows:

As used above, "Inberdon" means Inberdon Enterprises, Ltd., a Malta corporation or its corporate successors, or its Affiliates.

(c) The definition of "Consolidated Interest Charges" is hereby amended to capitalize the term "capital leases" contained therein so that it reads "Capital Leases".
(d) The definition of "LIBOR" is hereby amended and restated to read as follows:

"LIBOR" means, subject to the implementation of a Replacement Rate in accordance with Section 3.03(c), for any Interest Period with respect to any LIBOR Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period.  If, for any reason, such rate is not so published then "LIBOR" shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.  Notwithstanding the foregoing, (a) in no event shall LIBOR (including, without limitation, any Replacement Rate with respect thereto) be less than 0% and (b) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.03(c), in the event that a Replacement Rate with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Replacement Rate.

(e) The definition of "Material Real Estate" is hereby amended and restated to read as follows:

"Material Real Estate" means a parcel of real estate owned by the Borrower or a Guarantor that has a fair market value of at least $5,000,000.

(f) The definition of "Revolving Maturity Date" is amended by deleting therefrom the date "May 7, 2020" and inserting in lieu thereof the date "May 2, 2024".
(g) The following definitions are hereby added to Section 1.01 in appropriate alphabetical order to read as follows:

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

"Anti-Money Laundering Laws" means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the "Bank Secrecy Act," 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 CFR § 1010.230.

"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.

"Replacement Rate" shall have the meaning set forth in Section 3.03 hereof.

"Sanctioned Country" means at any time, a country or territory which is itself the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC's Specially Designated Nationals and Blocked Persons List and OFAC's Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s).

"Sanctions" means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty's Treasury, or other relevant sanctions authority with jurisdiction over the Administrative Agent, the Borrower or any of its Subsidiaries.

2.2 Amendment to Section 2.06(d). Section 2.06(d) of the Credit Agreement is hereby amended to delete the reference to "$5,000,000" and replace it with a reference to "$15,000,000".
2.3 Amendment to Section 2.15. The first sentence of Section 2.15(a) of the Credit Agreement is hereby amended and restated to read as follows:

At any time up until 365 days prior to the Revolving Maturity Date, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more increases in the Revolving Commitments (any such increase, an "Incremental Revolving Credit Commitment") to make additional revolving credit loans (any such increase, an "Incremental Revolving Credit Increase" or the "Incremental Loans"); provided that (i) the total aggregate principal amount for all such Incremental Revolving Credit Commitments shall not (as of any date of incurrence thereof) exceed $50,000,000 and (ii) the total aggregate amount for each Incremental Revolving Credit Commitment (and the Incremental Loans  made thereunder) shall not be less than a minimum principal amount of $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (i).

2.4 Amendment to Section 3.03. Section 3.03 of the Credit Agreement is hereby amended and restated to read as follows:

Section 3.03      LIBOR Unavailability; Inability to Determine Rates.

(a) Circumstances Affecting LIBOR Availability.  Unless and until a Replacement Rate is implemented in accordance with clause (c) below, in connection with any request for a LIBOR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such LIBOR Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining LIBOR for such Interest Period with respect to a proposed LIBOR Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that LIBOR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such LIBOR Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Loan shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Loan together with accrued interest thereon on the last day of the then current Interest Period applicable to such LIBOR Loan; or (B) convert the then outstanding principal amount of each such LIBOR Loan to a Base Rate Loan as of the last day of such Interest Period.

(b) Intentionally Omitted.

(c) Alternative Rate of Interest.  Notwithstanding anything to the contrary in Section 3.03(a) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 3.03(a)(i) or (a)(ii) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (in consultation with the Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the "Replacement Rate"), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 3.03(a)(i),  (a)(ii),  (c)(i),  (c)(ii) or (c)(iii) occurs with respect to the Replacement Rate or (B) the Required Lenders (directly, or through the Administrative Agent) notify the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate.  In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 3.03(c).

(d) Replacement Rate.  Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects).  To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (c), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).

2.5 Addition of Section 5.23. Section 5.23 is hereby added to the Credit Agreement to read as follows:

Section 5.23      Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(a) None of (i) the Borrower, any Subsidiary, any of their respective directors, officers, or, to the knowledge of the Borrower or such Subsidiary, any of their respective employees, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement or the credit facilities extended hereunder, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (E) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(b) Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures as they deem reasonably appropriate in light of their businesses and international activities designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c) Each of the Borrower and its Subsidiaries, each director, officer, and to the knowledge of Borrower, employee and agent of Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects.

(d) No proceeds of any Loan have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 7.13.

2.6 Amendment to Section 6.04. Section 6.04 of the Credit Agreement is hereby amended and restated to read as follows:

Section 6.04.       Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

2.7 Amendment to Section 6.06. Section 6.06 of the Credit Agreement is hereby amended and restated to read as follows:

Section 6.06.       Maintenance of Properties.  Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

2.8 Amendment to Section 7.01(l). Section 7.01(l) of the Credit Agreement is hereby amended and restated to replace such subsection (l) and with subsections (l) and (m) which shall read as follows:

(l)the interest of a lessee or transferee of leases, rights or interest pursuant to Section 7.05(h); and

(m)other Liens securing obligations not in excess of $7,500,000 at any one time.

2.9 Amendment to Section 7.03(e). Section 7.03(e) of the Credit Agreement is hereby amended to delete the reference to "$5,000,000" and replace it with a reference to "$7,500,000".
2.10 Amendment to Section 7.03(i). Section 7.03(i) of the Credit Agreement is hereby amended to delete the reference to "$10,000,000" and replace it with a reference to "$15,000,000".
2.11 Amendment to Section 7.05(f). Section 7.05(f) of the Credit Agreement is hereby amended to delete the reference to "$5,000,000" and replace it with a reference to "$15,000,000".
2.12 Amendment to Section 7.06. Section 7.06 of the Credit Agreement is hereby deleted and replaced with the reference "Intentionally Omitted".
2.13 Amendment to Section 7.13. Section 7.13 of the Credit Agreement is hereby amended to add the following sentence to the end thereof to read as follows:

The Borrower will not request any Loan, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

2.14 Addition of Section 7.19. Section 7.19 is hereby added to the Credit Agreement to read as follows:

Section 7.19      Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions.  The Borrower will (a) maintain in effect and enforce policies and procedures as they deem reasonably appropriate in light of their businesses and international activities, designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions and (b) promptly upon the reasonable request of the Administrative Agent, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

2.15 Amendment to Section 8.01(e). Section 8.01(e) of the Credit Agreement is hereby amended to delete the reference to "$500,000" and replace it with a reference to "$1,500,000".
2.16 Amendment of Section 10.16. Section 10.16 of the Credit Agreement is hereby amended and restated to read as follows:

Section 10.16      USA Patriot Act; Anti-Money Laundering Laws.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.

ARTICLE III Conditions Precedent
3.1 Conditions. The effectiveness of this Amendment is subject to satisfaction of the following conditions precedent:
(a) The Administrative Agent shall have received executed counterparts of this Amendment from each party hereto.
(b) The Administrative Agent shall have received an amendment fee in the amount of $5,000.

(c) The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and its counsel, such other documents, opinions, certificates and instruments as the Administrative Agent shall reasonably require, including any Beneficial Ownership Certifications requested by the Administrative Agent.

ARTICLE IV Ratifications, Representations and Warranties

4.1 Ratifications.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect.  The Borrower, the Lenders and the Administrative Agent agree that the Credit Agreement as amended hereby shall continue to be legal, valid, binding and enforceable in accordance with its terms.

4.2 Representations and Warranties.  The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that (a) the execution, delivery and performance of this Amendment and any and all other Loan Documents executed and/or delivered in connection herewith have been authorized by all requisite corporate action on the part of the Borrower and will not violate the articles of incorporation or bylaws of the Borrower, (b) the representations and warranties contained in the Credit Agreement, as amended hereby, and any other Loan Document are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof (excluding, however, representations and warranties that relate to a specific date and were true and correct on such date), (c) no Default or Event of Default has occurred and is continuing, and (d) the Borrower is in full compliance with all covenants and agreements contained in the Credit Agreement as amended hereby.

ARTICLE V Miscellaneous

5.1 Survival of Representations and Warranties.  All representations and warranties made in this Amendment or any other Loan Document including any Loan Document  furnished in connection with this Amendment shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by the Administrative Agent or the Lenders or any closing shall affect the representations and warranties or the right of the Administrative Agent and the Lenders to rely upon them.

5.2 Reference to Credit Agreement.  Each of the Loan Documents, including the Credit Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

5.3 Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

5.4 Successors and Assigns.  This Amendment is binding upon and shall inure to the benefit of each Lender, the Administrative Agent and the Borrower and their respective successors and assigns, except the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender.

5.5 Effect of Waiver.  No consent or waiver, express or implied, by the Administrative Agent or any Lender to or for any breach of or deviation from any covenant, condition or duty by the Borrower shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

5.6 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

5.7 Costs, Expenses and Taxes.  The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto).

5.8 Guarantor's Acknowledgment.  By signing below, each Guarantor (a) acknowledges, consents and agrees to the execution, delivery and performance by the Borrower of this Amendment, (b) acknowledges and agrees that its obligations in respect of its Guaranty are not released, diminished, waived, modified, impaired or affected in any manner by this Amendment or any of the provisions contemplated herein, (c) ratifies and confirms its obligations under its Guaranty, and (d) acknowledges and agrees that it has no claims or offsets against, or defenses or counterclaims to, its Guaranty.

5.9 Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.  For purposes of this Amendment, a counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Administrative Agent (or its counsel) by facsimile machine, telecopier or electronic mail is to be treated as an original.  The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document.

5.10 Governing Law; Binding Effect.  This Amendment shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such state, provided that each party shall retain all rights arising under federal law, and shall be binding upon the parties hereto and their respective successors and assigns.

5.11 ENTIRE AGREEMENT.  THIS AMENDMENT AND ALL OTHER INSTRUMENTS, DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS AMENDMENT EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.  THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

[Remainder of Page Intentionally Left Blank.  Signature Pages Follow.]

Executed as of the date first written above.

BORROWER:

UNITED STATES LIME & MINERALS, INC.

By:	\s\ Michael L. Wiedemer
Michael L. Wiedemer
Vice President and Chief Financial Officer

WELLS FARGO BANK, N.A., as Administrative Agent and a Lender

By:	\s\ Jason Ford
Jason Ford
Senior Vice President

ACKNOWLEDGED AND AGREED TO:

ACT HOLDINGS, INC.
ARKANSAS LIME COMPANY
COLORADO LIME COMPANY
CORSON LIME COMPANY
TEXAS LIME COMPANY
U.S. LIME COMPANY (formerly named
U.S. LIME COMPANY – HOUSTON)
U.S. LIME COMPANY – O&G, LLC
(formerly named U.S. LIME – O&G
COMPANY, LLC)
U.S. LIME COMPANY – SHREVEPORT
U.S. LIME COMPANY – ST. CLAIR
U.S. LIME COMPANY – TRANSPORTATION
U.S. LIME – O&G (DELAWARE) LP, LLC
U.S. LIME – O&G GP, LLC

By:	\s\ Michael L. Wiedemer
Michael L. Wiedemer
Vice President and Chief Financial Officer

U.S. LIME – O&G PARTNERS, LP

By:	U.S. Lime – O&G GP, LLC,
its general partner

By:	\s\ Michael L. Wiedemer
Michael L. Wiedemer
Vice President and Chief Financial Officer